Exhibit No. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-51219, 333-108994 and 333-208408 of The Procter & Gamble Company on Form S-8 of our report dated September 20, 2024, relating to the financial statements of The Procter & Gamble Ireland Employees Share Ownership Plan (1998), appearing in this Annual Report on Form 11-K of The Procter & Gamble Ireland Employees Share Ownership Plan (1998) for the year ended June 30, 2024.

/s/Deloitte LLP

DELOITTE LLP

Manchester, United Kingdom

September 20, 2024